EXHIBIT 99.1

www. prvt.com

PRIVATE MEDIA GROUP COMPLETES ACQUISITION OF LEADING U.S. ONLINE DISTRIBUTION PLATFORM GAMELINK AND CREATES GLOBAL DIGITAL POWERHOUSE

BARCELONA, Spain, January 22, 2009, Private Media Group, Inc. (NASDAQ GM: PRVT) announced today that it has completed the acquisition of GameLink, a leading U.S. adult Internet video-on-demand (“VOD”) and eCommerce company in exchange for common stock of Private. The acquisition will enhance Private’s strategic digital media focus as a dominant and uniquely positioned global content production, distribution and development company in both the adult and mainstream entertainment sectors. Following the acquisition, the newly formed Private Online Media Division will benefit from a broader international sales and marketing infrastructure with full representation in both the U.S. and the EU.

Commenting on the Company’s decision to make this acquisition, Peter T. Cohen, Chief Operating Officer of Private explained: “During 2008, Private has been focusing its business on new media platform distribution with customized targeted content offerings with great success. The addition of GameLink’s successful VOD portal, along with its state of the art development capabilities for platform design, interactive functionality, and user profiling, will greatly enhance our global business model and ability to implement our online initiatives more timely and effectively”.

Cohen continued: “We are very excited about the expansion capabilities this deal offers Private and our ability to have shorter time-to-market on new initiatives. The initiatives include a global roll-out of the GameLink VOD portal, a re-launch of private.com with enhanced functionality, expanded international content licensing deals and increased off-portal mobile content delivery. We expect the acquisition to result in strong incremental revenue and substantial profitability from our online media business as we maximize monetization of content on high-margin platforms”.

Speaking about the synergies between GameLink and Private, Ilan Bunimovitz, newly appointed EVP of Private Media Online Division and founder of GameLink said: “This deal creates compelling new opportunities and a much stronger business model. It allows us to combine GameLink’s expertise in distributing rich media content with Private’s strong brand presence and broad reach into international online markets and emerging media platforms such as IPTV and Mobile. The combined entity will offer more content in more media formats, localized for more countries, than any other company has ever achieved. In addition, we will extend our first-class platform to other adult and mainstream content providers and resellers. This means that customers, affiliates, and content providers now have a one-stop digital aggregation and distribution solution”

The acquisition was initiated pursuant to a Letter of Intent entered into in November 2008 and was completed on January 20, 2009 with a definitive acquisition agreement. The acquisition agreement provides for the issuance of 8,534,309 unregistered shares of Private common stock to the owners of GameLink and related companies upon completion of the acquisition, and up to an additional 4,597,397 shares of Private common stock based on earnout targets.

The combined pro-forma revenue of the two entities for the nine months ending September 30, 2008 was $35.3 million compared to $22.7 million in revenue for the same period for Private alone.

About GameLink

Founded in 1993, San Francisco based GameLink LLC is one of the leading online retailers of adult entertainment in the US. GameLink currently has over 70 employees and focuses on online distribution of adult content through its website www.GameLink.com. The site provides an enhanced user experience and state-of-the-art functionality. GameLink maintains distribution agreements with all major US adult content providers and offers over 60,000 titles available in multiple popular media formats. The Company has established an industry leading reputation for innovative online retail and eCommerce solutions. Visit gamelink.com for more information.

About Private Media Group

With its over 40 year track record, NASDAQ listed Private Media Group (PRVT) is a brand-driven world leader in adult entertainment and distributes premium quality content globally via a wide range of platforms including mobile telephone handsets via 85 network operators in 36 countries, digital TV via 35 platforms in 18 countries, broadband Internet, television broadcasting, DVDs and magazines. Private Media Group owns the worldwide rights to its extensive archive of high-quality content, and also licenses its Private and “Silver Girls” trademarks internationally for a select range of luxury consumer products. Private is the world’s preferred content provider of adult entertainment to consumers anywhere, at any time and across all distribution platforms and devices.

Corporate site: prvt.com, consumer site: private.com

Disclaimer

This release contains, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to such risks and uncertainties, which could lead to results materially different than anticipated by the Company.

For further information please contact:

Private Media Group Press Office

Tel +34 915 312 388

privatepressoffice@grupoalbion.net

Simon Jordan

Marketing Department

Private Media Group

Tel +34 936 208 090

simon.jordan@private.com

SOURCE: Private Media Group